Exhibit 99.1

        DeVry Inc. Reports Fiscal 2007 Third-Quarter Results,
           Enrollment at DeVry University, Ross University

                       Debt Free at Quarter End

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--April 26, 2007--DeVry Inc. (NYSE: DV), an international higher education company, reported today its financial results for the fiscal 2007 third quarter and the nine-month period ended March 31, 2007, and spring enrollment at DeVry University and Ross University.

    Revenues for the third quarter of fiscal 2007 increased 12.5 percent to $247.8 million, compared to $220.2 million for the same quarter one year ago. For the nine-month period of fiscal 2007, revenues were up 12.6 percent to $706.0 million compared to $626.9 million last year.

    Net income increased 46.2 percent for the quarter to $22.9 million, or $0.32 per fully diluted share, compared to $15.7 million, or $0.22 per fully diluted share, for the same period last year. For the first nine months of fiscal 2007, net income increased 92.8 percent to $60.2 million, or $0.85 per fully diluted share, compared to $31.2 million, or $0.44 per fully diluted share, for the first nine months of fiscal 2006. Net income in the first nine months of fiscal 2007 includes a gain on the sale of a DeVry University facility located in West Hills, Calif., of $11.8 million, net of tax, or $0.16 per share.

    Third-quarter and nine-month results include a pre-tax gain of approximately $1.0 million for the sale of excess land in Tinley Park, Ill. The pre-tax gain was offset by a severance charge of $1.1 million pre-tax for the previously announced Voluntary Separation Plan for eligible DeVry University campus-based employees. The company expects charges related to this program in the fourth quarter of $2.6 million pre-tax.

    Based on the results of the voluntary separation plan, today the company announced an involuntary workforce reduction that will affect approximately 145 employees at DeVry University campuses. The company expects to incur a charge of approximately $2.6 million related to severance charges from this involuntary reduction in the fourth quarter. Annual savings are expected to be approximately $10 million per year as a result of these voluntary and involuntary plans.

    "We take these difficult decisions seriously and have endeavored to conduct these plans with respect for the individual," said Daniel Hamburger, president and chief executive officer. " In line with our strategic plan, we are focused on realigning our cost structure with our revenue streams and making investments to support high growth areas such as DeVry University Centers, online education, Ross University and Chamberlain College of Nursing."

    At DeVry University, new undergraduate student enrollment in spring 2007 increased 6.9 percent to 11,075 students, compared to 10,359, in spring 2006. Total undergraduate student enrollment in spring 2007 increased 5.5 percent to 40,637 students, compared to 38,523 students in the previous year.

    For the January 2007 session, the number of graduate coursetakers at Keller Graduate School of Management increased 10.9 percent to 15,278, compared to 13,776 coursetakers in January 2006. In the March 2007 session, graduate coursetakers increased 5.2 percent to 14,756 from 14,029 in the prior year.

    The total number of online undergraduate and graduate coursetakers in spring 2007 increased 22.5 percent to 35,417, compared to 28,912 last year.

    DeVry University opened a new location in San Jose, Calif., in March, and in April announced a new Master of Science in Educational Technology program, marking the first master's degree program that will be offered solely under the DeVry University brand.

    At Ross University, new students increased 28.2 percent to 496 in the January 2007 term, compared to 387 in the same term last year. Total students increased 14.8 percent to 3,747, compared to 3,264 last year.

    As a result of continued demand for accounting and finance professionals, DeVry's professional and training segment once again experienced strong results in the third quarter, with revenue increasing almost 17 percent over last year.

    Mr. Hamburger added, "As a result of our efforts to optimize our core business, we continued to show year-over-year improvement in spring enrollment results. We are pleased with these overall results and will continue to implement our multi-year plan to improve enrollment at our campuses."

    In November 2006, the company adopted a stock repurchase program which allows for the repurchase of up to $35 million of its common stock within the next two years. During the quarter, the company purchased approximately 194,000 shares of DeVry common stock for approximately $5.3 million.

    DeVry further reduced its outstanding debt during the quarter, ending the fiscal 2007 third quarter with no debt and cash of $135.8 million, as illustrated in the accompanying Chart 1.

    DeVry Inc. will hold a conference call to discuss its fiscal 2007 third-quarter and spring enrollment results on April 26, 2007, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). The conference call will be led by Daniel Hamburger, president and chief executive officer, and Rick Gunst, chief financial officer.

    For those wishing to participate by telephone, dial 866-203-3436 (domestic) or 617-213-8849 (international). DeVry Inc. will also broadcast the conference call live via the Internet. Interested parties may access the Webcast through the Investor Relations section of the company's Web site, or http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=93880& eventID=1425756. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field. You may also need to remove an extra space in the URL if one exists.) Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

    The company will archive a telephone replay of the call until May 10, 2007. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 72244859. To access the Webcast replay, please visit the company's Web site, or http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=
93880&eventID=1425756. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field. You may also need to remove an extra space in the URL if one exists.)

    About DeVry Inc.

    DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant and chartered financial analyst exams, and continuing professional education. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com.



Selected Operating Data (in thousands, except per share data)
----------------------------------------------------------------------

                                        Third Quarter
                                        Ended March 31:
                                          2007      2006      Change
                                        ------------------------------
Revenues                                 $247,781  $220,206     +12.5%
Net Income                                $22,924   $15,682     +46.2%
Earnings per Share (diluted)                $0.32     $0.22     +45.4%
Weighted average number of common shares
 (diluted)                                 71,512    70,913      +0.8%




                                        Nine Months
                                        Ended March 31:
                                          2007      2006      Change
                                        ------------------------------
Revenues                                 $705,970  $626,855     +12.6%
Net Income                                $60,241   $31,242     +92.8%
Earnings per Share (diluted)                $0.85     $0.44     +93.2%
Weighted average number of common shares
 (diluted)                                 71,279    70,739      +0.8%




Enrollment Results
----------------------------------------------------------------------

                             Spring 2007   Spring 2006      Change
DeVry University
New undergraduate students
(onsite/online)                    11,075        10,359          +6.9%
Total undergraduate students
(onsite/online)                    40,637        38,523          +5.5%

                                March 2007    March 2006        Change
Graduate coursetakers(1)           14,756        14,029          +5.2%
Online coursetakers(1)             35,417        28,912         +22.5%

                              January 2007  January 2006        Change
Graduate coursetakers(1)           15,278        13,776         +10.9%

Ross University
New students                          496           387         +28.2%
Total students                      3,747         3,264         +14.8%

                                    Period % Employed(2)   Avg. Salary
DeVry University Graduate   Oct 05-Feb 06-
Employment Statistics        Jun 06                  91%      $40,674


    (1)The term "coursetaker" refers to the number of courses taken by a student. Thus one student taking two courses is counted as two coursetakers.

    (2) Graduates who actively pursued employment or who were already employed when they graduated and held positions in their chosen fields within six months of graduation.

    The following table illustrates the effects of the gain on the sales of the West Hills facility and excess Tinley Park land and the separation plan severance on the company's earnings. The non-GAAP disclosure of earnings is not preferable to GAAP net income but is shown as a supplement to such disclosure for comparability to the year-ago three- and nine-month periods ended March 31 (in thousands, except per share data):



                             For The Three Months For The Nine Months
                               Ended March 31:      Ended March 31:
                               2007      2006       2007      2006
                             -----------------------------------------
Net Income                     $22,924   $15,682    $60,241   $31,242
  Earnings per Share
   (diluted)                     $0.32     $0.22      $0.85     $0.44
Gain on Facility and Land
 Sales (net of tax)               $571        --    $12,411      $273
  Earnings per Share
   (diluted)                     $0.01        --      $0.17        --
Separation Plan Severance
 (net of tax)                    $(654)       --      $(654)       --
  Earnings per Share
   (diluted)                    $(0.01)       --     $(0.01)       --
Net Income Excluding the Gain
 on Facility and
Land Sales and Separation
 Plan Severance                $23,007   $15,682    $48,484   $30,969
  Earnings per Share
   (diluted)                     $0.32     $0.22      $0.68     $0.44


    Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2006 and filed with the Securities and Exchange Commission on September 13, 2006.

    (Financial Statements to follow)



                              DEVRY INC.
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                        (Dollars in Thousands)
                             (Unaudited)
                             PRELIMINARY

                                         March 31, June 30,  March 31,
                                           2007      2006      2006
                                         --------- --------- ---------
ASSETS
------

 Current Assets
 ---------------------------------------

      Cash and Cash Equivalents          $135,821  $130,583  $162,355
      Restricted Cash                      58,042    20,632    52,523
      Accounts Receivable, Net             95,490    46,567    90,089
      Inventories                             125       133       104
      Deferred Income Taxes, Net           15,501    13,700    19,811
      Prepaid Expenses and Other           15,196    16,458    13,154
                                         --------- --------- ---------

            Total Current Assets          320,175   228,073   338,036
                                         --------- --------- ---------

 Land, Buildings and Equipment
 ---------------------------------------

      Land                                 60,578    67,756    67,653
      Buildings                           214,517   222,059   219,899
      Equipment                           257,757   245,360   241,736
      Construction In Progress             15,367     9,057     7,207
                                         --------- --------- ---------

                                          548,219   544,232   536,495

      Accumulated Depreciation and
       Amortization                      (290,655) (271,306) (262,871)
                                         --------- --------- ---------

            Land, Buildings and
             Equipment, Net               257,564   272,926   273,624
                                         --------- --------- ---------

 Other Assets
 ---------------------------------------

      Intangible Assets, Net               58,344    63,762    65,956
      Goodwill                            291,113   291,113   291,113
      Perkins Program Fund, Net            13,450    13,450    13,290
      Other Assets                          6,515     3,158     4,180
                                         --------- --------- ---------

            Total Other Assets            369,422   371,483   374,539
                                         --------- --------- ---------

TOTAL ASSETS                             $947,161  $872,482  $986,199
                                         ========= ========= =========


                              DEVRY INC.
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                        (Dollars in Thousands)
                             (Unaudited)
                             PRELIMINARY

                                         March 31, June 30,  March 31,
                                           2007      2006      2006
                                         --------- --------- ---------
LIABILITIES
------------

 Current Liabilities
 ---------------------------------------

      Current Portion of Debt                  $-   $60,000   $50,000
      Accounts Payable                     34,283    39,677    30,016
      Accrued Salaries, Wages and
       Benefits                            39,912    35,600    31,679
      Accrued Expenses                     35,771    27,639    35,521
      Advance Tuition Payments             12,311    16,584     8,533
      Deferred Tuition Revenue            167,064    31,769   151,413
                                         --------- --------- ---------

            Total Current Liabilities     289,341   211,269   307,162
                                         --------- --------- ---------

 Other Liabilities
 ---------------------------------------

      Senior Notes                              -    65,000    95,000
      Deferred Income Taxes, Net           11,811    12,564    14,628
      Accrued Postemployment Agreements     5,144     5,594     6,382
      Deferred Rent and Other              14,855    13,448    12,742
                                         --------- --------- ---------

            Total Other Liabilities        31,810    96,606   128,752
                                         --------- --------- ---------

TOTAL LIABILITIES                         321,151   307,875   435,914
                                         --------- --------- ---------

SHAREHOLDERS' EQUITY
----------------------------------------

 Common Stock, $0.01 par value,
  200,000,000 Shares Authorized,
  70,885,000, 70,757,000 and 70,661,000
  Shares issued and outstanding at March
  31, 2007, June 30, 2006 and March 31,
  2006, Respectively.                         711       708       708
 Additional Paid-in Capital               133,999   124,550   121,870
 Retained Earnings                        498,589   441,893   430,082
 Accumulated Other Comprehensive Loss        (159)     (424)      (71)
 Treasury Stock, at Cost (275,221,
 97,770, 106,264 Shares, Respectively)     (7,130)   (2,120)   (2,304)
                                         --------- --------- ---------

TOTAL SHAREHOLDERS' EQUITY                626,010   564,607   550,285
                                         --------- --------- ---------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                  $947,161  $872,482  $986,199
                                         ========= ========= =========






                              DEVRY INC.
                  CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------
         (Dollars in Thousands Except for Per Share Amounts)
                             (Unaudited)
                             PRELIMINARY


                                 For The Quarter   For The Nine Months
                                 Ended March 31,     Ended March 31,
                               ------------------- -------------------

                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
REVENUES:

  Tuition                      $226,141  $203,299  $645,850  $582,384
  Other Educational              19,684    15,771    54,794    42,477
  Interest                        1,956     1,136     5,326     1,994
                               --------- --------- --------- ---------

        Total Revenues          247,781   220,206   705,970   626,855
                               --------- --------- --------- ---------

COSTS AND EXPENSES:

  Cost of Educational Services  125,815   115,483   366,699   338,660
  Separation Plan Severance       1,097         -     1,097         -
  Gain on Sale of Assets           (957)        -   (20,812)     (451)
  Student Services and
   Administrative Expense        90,283    80,999   269,319   238,776
  Interest Expense                  774     2,490     4,663     7,751
                               --------- --------- --------- ---------

        Total Costs and
         Expenses               217,012   198,972   620,966   584,736
                               --------- --------- --------- ---------

Income Before Income Taxes       30,769    21,234    85,004    42,119

Income Tax Provision              7,845     5,552    24,763    10,877
                               --------- --------- --------- ---------

NET INCOME                      $22,924   $15,682   $60,241   $31,242
                               ========= ========= ========= =========

EARNINGS PER COMMON SHARE
   Basic                          $0.32     $0.22     $0.85     $0.44
                               ========= ========= ========= =========
   Diluted                        $0.32     $0.22     $0.85     $0.44
                               ========= ========= ========= =========

Cash Dividend Declared per
 Common Share                        $-        $-     $0.05        $-
                               ========= ========= ========= =========






                              DEVRY INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Dollars in Thousands)
                             (Unaudited)
                             PRELIMINARY

                                                   For The Nine Months
                                                     Ended March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                       $60,241   $31,242
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Stock-Based Compensation Charge                 4,347     3,286
      Depreciation                                   26,826    28,043
      Amortization                                    6,568     8,104
      Provision for Refunds and Uncollectible
       Accounts                                      39,184    39,570
      Deferred Income Taxes                          (2,734)   (4,025)
      Gain on Disposals of Land, Buildings and
       Equipment                                    (20,575)     (390)
      Changes in Assets and Liabilities, Net of
       Effects from Acquisition of Business:
         Restricted Cash                            (37,412)  (38,649)
         Accounts Receivable                        (88,120)  (90,802)
         Inventories                                      4        66
         Prepaid Expenses And Other                  (2,276)   (2,881)
         Accounts Payable                            (5,392)     (460)
         Accrued Salaries, Wages, Expenses and
          Benefits                                   12,469      (313)
         Advance Tuition Payments                    (4,250)   (6,126)
         Deferred Tuition Revenue                   135,295   128,713
                                                   --------- ---------

   NET CASH PROVIDED BY OPERATING ACTIVITIES        124,175    95,378
                                                   --------- ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures                             (27,539)  (16,283)
   Net Proceeds from Sale of Land and Building       36,642     1,798
   Payment for Purchase of Business, Net of Cash
    Acquired                                              -    (2,530)
                                                   --------- ---------

   NET CASH PROVIDED BY (USED IN) INVESTING
    ACTIVITIES                                        9,103   (17,015)
                                                   --------- ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds From Exercise of Stock Options            4,738     2,433
   Proceeds From Stock Issued Under Employee Stock
    Purchase Plan                                       674         -
   Repurchase of Common Stock for Treasury           (5,317)        -
   Cash Dividends Paid                               (3,545)        -
   Excess Tax Benefit from Stock-Based
    Compensation                                        180         -
   Borrowings From Revolving Credit Facility         40,000         -
   Repayments Under Revolving Credit Facility       (50,000)  (80,000)
   Repayments Under Senior Notes                   (115,000)        -
                                                   --------- ---------

   NET CASH USED IN FINANCING ACTIVITIES           (128,270)  (77,567)
                                                   --------- ---------

Effects of Exchange Rate Differences                    230      (264)
                                                   --------- ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS             5,238       532

Cash and Cash Equivalents at Beginning of Period    130,583   161,823
                                                   --------- ---------

Cash and Cash Equivalents at End of Period         $135,821  $162,355
                                                   ========= =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash Paid During the Period For:
      Interest                                       $4,700    $6,951
      Income Taxes, net                              17,912    14,861



MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5387997

    CONTACT: DeVry Inc.
             Investor Contact:
             Joan Bates
             Director of Investor Relations
             jbates@devry.com
             630-574-1949
             or
             Dresner Corporate Services
             Media Contact:
             David Gutierrez
             dgutierrez@dresnerco.com
             312-780-7204